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Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

news
release

FOR IMMEDIATE RELEASE

CONTACT:	Media:	Ben Deutsch
(404) 676-2683
	Investors:	Ann Taylor
(404) 676-5383

THE COCA-COLA COMPANY REPORTS
FOURTH QUARTER AND YEAR-END 2004 RESULTS

  •
  Reported earnings per share of $0.50 for the fourth quarter and $2.00 for the full year.

  •
  Excluding items impacting comparability, earnings per share of $0.46 for the fourth quarter and $2.06 for the full year.

  •
  Cash from operations for the year increased 9 percent to $6.0 billion and the Company expects strong cash flows to continue in the future.

  •
  Worldwide unit case volume growth of 2 percent for the full year.

        ATLANTA, Feb. 16, 2005—The Coca-Cola Company today reported fourth quarter earnings per share of $0.50, compared with $0.38 for the prior year fourth quarter. Reported earnings per share for the full year were $2.00, compared with prior year earnings of $1.77 per share.

        Neville Isdell, chairman and chief executive officer, commented, "We are not satisfied with our performance in 2004. By most measures, we did not perform to our potential or the expectations of our shareowners. On the whole, I believe 2004 will be remembered as the beginning of an important transition for The Coca-Cola Company. We are making the necessary course correction that will enable us to fulfill our enormous potential, accelerate growth and create value for shareowners over the long-term."

Financial Highlights

  •
  Fourth quarter and full year reported earnings per share for 2004 and 2003 include certain items that impact the comparability of earnings per share year over year. These items are as follows:

	Fourth Quarter		Full Year
	2004	2003	2004	2003
Reported Earnings Per Share	$0.50	$0.38	$2.00	$1.77
Items Impacting Comparability—(Income)/Expense Per Share:
Resolution of Tax Matters and New Tax Legislation	$(0.04)		$(0.07)
Insurance Settlement	$(0.02)		$(0.02)
Donation to Coca-Cola Foundation	$0.02		$0.02
German Deferred Tax Asset Valuation Allowance			$0.03
Tax Settlement at Coca-Cola FEMSA			$(0.01)
Issuances of Stock by Equity Investees	$0.01		$(0.01)
Streamlining Initiatives		$0.08		$0.15
Asset Write-Downs—Primarily Related to Germany and Other Manufacturing Investments in 2004 and Latin America in 2003			$0.13	$0.05
Vitamin Supplier Settlement				$(0.01)

Total of Items Impacting Comparability	$(0.04)*	$0.08	$0.06 *	$0.18	*
Earnings Per Share After Considering Items Impacting Comparability	$0.46	$0.46	$2.06	$1.95

*
Per share amounts do not add due to rounding

•
The Company exceeded its previously communicated expectations for the fourth quarter and full year as a result of several events. Approximately $0.03 of the improvement resulted from positive currency fluctuations and upside performance from operations late in the quarter. Another approximately $0.03 of the improvement resulted from a lower than expected tax rate on operations, a settlement with a supplier related to a prior year product recall and higher than expected gallon sales in North America.

•
Reported fourth quarter operating income increased 23 percent compared to the prior year fourth quarter and increased 9 percent for the full year compared to the prior year. Operating income in the quarter was negatively impacted by fewer shipping days, poor performance in certain key markets including Germany, increased corporate expenses and continuing investments in marketing and innovation activities, offset by positive currency benefits. Operating income in the prior year fourth quarter was reduced by charges related to streamlining initiatives. The currency benefit to operating income was approximately 7 percent for the quarter and 8 percent for the full year, compared to the comparable prior year periods.

•
Cash from operations for the full year was approximately $6.0 billion, compared with approximately $5.5 billion in the prior year period, an increase of 9 percent.

•
The Company repurchased approximately $1.7 billion of its common stock during the year, or approximately 37.5 million shares. In 2005, the Company intends to increase its share repurchase activity to at least $2 billion.

•
For the year, the Company increased its dividend per share by 14 percent over 2003 and paid out approximately $2.4 billion in dividends.

Operational Highlights

        (All references to unit case volume percentage changes in this section are computed based on average daily sales for the fourth quarter except as noted and computed on a reported basis for the full year.)

Total Company

  •
  Unit case volume increased 2 percent in the fourth quarter, led by a 4 percent growth in carbonated soft drinks internationally as a result of strong performance in markets such as China, Brazil, Argentina, Spain, South Africa, Russia and Turkey. Offsetting these results were unit case volume declines in North America and Germany. On a reported basis, unit case volume decreased 3 percent in the fourth quarter. The reported shipments of unit cases and gallons in the fourth quarter reflect a decrease in the number of shipping days when compared to the previous year. For the full year, worldwide unit case volume increased 2 percent.

  •
  For the fourth quarter and full year, carbonated soft drink unit case volume grew by 2 percent and 1 percent, respectively. Noncarbonated beverage unit case volume grew 4 percent for the quarter and 5 percent for the year, led by water and sports drinks.

North America

  •
  Unit case volume in the North America business unit declined 1 percent in the fourth quarter versus prior year reflecting poor performance in the Retail division. Full year unit case volume for North America was flat with the prior year.

  •
  The Retail division's unit case volume declined 1 percent in the fourth quarter versus the prior year. For the full year, the Retail division's unit case volume decreased 1 percent, driven by weak performance in the second half of the year and especially the third quarter due to poor weather, higher retail pricing and lower than expected results from the introduction of Coca-Cola C2.

  •
  The Foodservice and Hospitality division's unit case volume increased 1 percent for the quarter and 2 percent for the full year as a result of effective customer programs and improved restaurant traffic trends.

  •
  POWERade and Dasani delivered strong double-digit unit case volume growth in the fourth quarter and full year. Warehouse delivered juices unit case volume increased by 4 percent in the fourth quarter reflecting the benefits from brand innovation.

Europe, Eurasia and Middle East

  •
  The Europe, Eurasia and Middle East business unit returned to growth in the fourth quarter, with a unit case volume increase of 3 percent following the 3 percent decline in the third quarter. Strong growth in Spain, Italy, France, Turkey and Russia in the fourth quarter was offset by a unit case volume decline in Germany.

  •
  For the full year, unit case volume for the business unit was flat as a result of the poor summer in Northern Europe and the unit case volume declines in Germany. Excluding Germany, unit case volume increased 7 percent and 3 percent for the fourth quarter and full year, respectively.

  •
  Unit case volume in Germany declined 15 percent in the quarter and 11 percent for the full year as limited brand and package availability in the discounter channel continued to impact performance. The discounter channel has been growing since the implementation of the mandatory deposit "island solutions."

  •
  At the end of December 2004, the German government passed an amendment to the mandatory deposit legislation which will eliminate the "island solution" while expanding the mandatory deposit to other beverage categories. The amendment allows for a transition period to enable retailers to establish a national take-back system for one-way packaging. The transition period is expected to last until mid-2006. Therefore, we expect 2005 to continue to be a challenging environment in Germany.

Asia

  •
  The Asia business unit increased unit case volume 3 percent for the quarter and 5 percent for the year. In the fourth quarter, double-digit growth in China and solid growth in Australia, Indonesia, and Thailand were moderated by weak performance in the Philippines and India.

  •
  In Japan, unit case volume was flat for the fourth quarter impacted by the poor weather caused by a record-breaking typhoon season. For the full year, unit case volume grew 4 percent.

  •
  In Japan, carbonated soft drink unit case volume growth for the year of 5 percent was driven by Trademark Coca-Cola growth of 3 percent and Fanta growth of 17 percent. Trademark Coca-Cola growth moderated from the third quarter due to the poor weather and a slow down in Coca-Cola C2 performance. Georgia Coffee unit case volume declined 2 percent for the year; however, the new advertising campaign along with new flavor launches contributed to share gains for the quarter. Aquarius delivered strong double-digit unit case volume growth and share gains in the quarter.

  •
  In China, fourth quarter unit case volume grew 12 percent, cycling 26 percent unit case volume growth in the fourth quarter of the prior year due to the earlier timing of the Chinese New Year in 2004. Full year unit case volume growth was 22 percent. Carbonated soft drinks grew 15 percent for the full year, led by 16 percent growth in Trademark Coca-Cola as a result of the new advertising campaign, innovative packaging and promotions in the cities and affordable 200ml packaging in the towns. Noncarbonated beverages delivered strong unit case volume and share results with new tea and juice launches driving the upside.

  •
  In the Philippines, affordability and availability issues negatively impacted performance for the quarter and full year. In India, unit case volume in the fourth quarter was primarily impacted by a price increase on the key affordability package driven by rising raw material costs.

Latin America

  •
  The Latin America business unit delivered solid unit case volume growth of 4 percent in the fourth quarter and 3 percent for the full year. The emphasis on brand building, new package alternatives, and close coordination with bottling partners drove superior local marketplace execution. Unit case volume growth in the quarter reflected strong carbonated soft drink growth in Mexico, Brazil, Argentina, and Venezuela, offset by a de-emphasis of large format water and powdered drinks in Mexico.

  •
  In Mexico, unit case volume increased 2 percent in the quarter, cycling 2 percent growth in the fourth quarter of the previous year. Performance in the fourth quarter reflected improvements in unit case volume and share over the previous three quarters as carbonated soft drink unit case volume was up 4 percent. A strategic decision to reduce large format water packages weighed on overall unit case volume. The strategy in Mexico to focus on new personal consumption packages and to enhance brand equity through integrated marketing programs gained further traction in the marketplace.

  •
  In Brazil, unit case volume growth for the quarter and full year was 10 percent and 7 percent, respectively. The strong results were driven by a continued focus on core brands and by providing greater packaging choices to consumers. Carbonated soft drink unit case volume grew double-digits once again this quarter, driven by Trademark Coca-Cola growth of 10 percent. For the full year, Trademark Coca-Cola unit case volume grew 9 percent delivering solid profits for the entire system.

  •
  In Argentina, strong consumer marketing activities centered around Christmas and an emphasis on segmenting package, price and channel opportunities led to unit case volume growth in the fourth quarter of 6 percent, cycling 15 percent from the prior year. For the year, unit case volume increased 12 percent, driven by carbonated soft drink growth of 12 percent.

Africa

  •
  The Africa business unit delivered mixed results in the quarter as strong unit case growth in South Africa and Zimbabwe was offset by declines in Nigeria and Egypt. Unit case volume in the quarter increased 4 percent, cycling 10 percent growth from the prior year. For the full year, unit case volume increased 3 percent, led by solid results in South Africa, Morocco, and Kenya, offset by unit case volume declines in Nigeria and Egypt.

  •
  Carbonated soft drink unit case volume performed well in Africa, increasing 6 percent as core brands drove the growth. Trademark Coca-Cola was up 9 percent, Trademark Sprite was up 14 percent, and Fanta unit case volume increased 12 percent in the quarter. Noncarbonated beverage unit case volume declined 9 percent, reflecting the decision to reduce the emphasis on less-profitable water packages in Nigeria. Excluding Nigeria, noncarbonated beverage unit case volume increased 9 percent.

  •
  South Africa had another strong quarter with unit case volume growth of 9 percent. The results were delivered through solid execution, strong marketing plans on core brands, close coordination with the bottler, as well as good weather. Trademark Coca-Cola, Trademark Sprite and Fanta unit case volumes grew by 10, 15 and 12 percent, respectively.

  •
  Unit case volume in the North and West Africa Division declined 4 percent in the quarter, with Nigeria down 10 percent due to de-emphasis of less-profitable water packages and weakness in non-core brands. In Egypt, unit case volume in the quarter declined 6 percent versus the prior year, which was an improving trend from the third quarter and the full year decline of 15 percent, as the cycling of a price increase from 2003 began.

Financial Review

Operating Results

        Revenues for the year increased 4 percent to $22.0 billion versus the prior year, reflecting a 2 percent increase in gallon sales, improved pricing of concentrate and positive currency trends offset by mix and structural changes primarily due to the creation of a supply chain management company in Japan in the fourth quarter of 2003.

        The following reflects net operating revenues from the Company's operations:

	Fourth Quarter		Full Year
(in millions)
	2004	2003	2004	2003
Company Operations, Excluding Bottling	$4,579	$4,479	$18,871	$18,177
Company-Owned Bottling Operations	678	697	3,091	2,867

Consolidated Net Operating Revenues	$5,257	$5,176	$21,962	$21,044

Note: Certain prior amounts have been reclassified to conform to the current year presentation

        Cost of goods sold decreased 2 percent for the full year, primarily related to the creation of a supply chain management company in Japan, offset by the negative impact of foreign currency fluctuations.

        Selling, general and administrative expenses increased 9 percent for the year reflecting the impact of foreign currency fluctuations, structural changes, increased costs in the finished products businesses and investments in marketing and innovation activities. In addition, increased corporate expenses for the year included higher insurance and legal expenses. In the fourth quarter, the Company received a $75 million pre-tax ($46 million after tax) favorable insurance settlement related to the class-action lawsuit that was settled in 2000. The Company subsequently donated $75 million pre-tax ($46 million after tax) to the Coca-Cola Foundation.

        For the full year 2004, the Company had other operating charges amounting to approximately $480 million pre-tax ($309 million after tax) related to the impairment of intangible assets in Germany and the write-down of various manufacturing assets.

        Reported operating income for the full year increased 9 percent, reflecting the impact of the operating charges in 2003 and 2004, poor performance in certain key markets including Germany, increased corporate expenses and continuing investments in marketing and innovation offset by positive currency benefits. In 2005, the Company expects to receive minimal benefits from currency fluctuations.

        Equity income for 2004 increased in comparison to the prior year primarily due to charges in the third quarter of 2003 by Coca-Cola FEMSA, S.A. de C.V. (Coca-Cola FEMSA), a tax settlement at Coca-Cola FEMSA, the improvement in the financial strength of the bottling system and positive currency benefits.

Effective Tax Rate

        The reported effective tax rate for the fourth quarter was 15.5 percent. The reported effective tax rate was below the previously anticipated tax rate of 25 percent primarily due to a $48 million benefit from the favorable resolution of tax matters and a $50 million benefit from the use of foreign tax credits as allowed by the new October 22, 2004, tax legislation.

        The reported effective tax rate for the full year was 22.1 percent. The underlying effective tax rate on operations for the full year was 24.5 percent, which was reduced primarily as a result of higher tax benefits on the asset write-downs, the benefit from the net of various tax adjustments and the new tax legislation. The effective tax rate for the full year was lower than anticipated and benefited from strong profit contributions from lower taxed locations where currencies had a favorable impact, as well as from tax planning strategies.

        The Company is evaluating whether to repatriate in 2005 accumulated income earned abroad under the provisions of the American Jobs Creation Act (the "Act"). The Company estimates that the maximum amount that might be repatriated under the Act is $6.1 billion.

        In determining the quarterly provision for income taxes, the Company uses an annual effective tax rate based on expected annual income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Company operates. The effective tax rate also reflects the Company's assessment of the ultimate outcome of tax audits. The impact of significant or unusual items is separately recognized in the quarter in which they occur. The Company estimates its ongoing effective tax rate for 2005 to be approximately 25 percent, which does not reflect the impact of the Act and significant or unusual items, which, if and when they occur, are separately recognized in the appropriate quarter.

Prior Year Results

        In 2003, the Company took steps to streamline and simplify its operations, particularly in North America and Europe. These initiatives resulted in a full year charge of approximately $561 million pre-tax, or $0.15 per share after tax.

        In 2003, the Company recorded a non-cash charge of approximately $114 million, or $0.05 per share after tax, primarily reflected in equity income. This amount reflects the Company's portion of charges recorded by one of its equity method investees, Coca-Cola FEMSA, related to the streamlining and integration of its operations following a merger with Panamerican Beverages, Inc. and to its recording of intangible asset impairments in Venezuela.

        During the first quarter of 2003, the Company reached a settlement with certain defendants in a vitamin antitrust litigation and received approximately $52 million on a pre-tax basis, or $0.01 per share on an after tax basis. The amount was recorded in the income statement as a reduction of cost of goods sold.

Creation of a Supply Chain Management Company in Japan

        Effective October 1, 2003, the Company and all of its bottling partners in Japan created a nationally integrated supply chain management company to centralize procurement, production, and logistics operations for the entire Coca-Cola system in Japan. As a result of this venture, a portion of The Coca-Cola Company's business has essentially been converted from a finished product business model to a concentrate business model. This shift of certain products to a concentrate business model resulted in a reduction of revenues and cost of goods sold, each in the same amount. This change in the business model did not impact gross profit. Had the change occurred as of January 1, 2003, both revenues and cost of goods sold for the year ended December 31, 2003 would have been reduced by approximately $780 million as compared to the same period for 2004. No future impact to the Company's results is anticipated from this change in the business model.

Conference Call

        The Company will host a conference call with financial analysts to discuss the fourth quarter and full year 2004 results on February 16, 2005, at 8:30 a.m. (EST). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com in the "investors" section. Further, the "investors" section of the Company's website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company's financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended December 31,
	2004	2003	% Change
Net Operating Revenues	$5,257	$5,176	2
Cost of goods sold	1,803	1,850	(3)

Gross Profit	3,454	3,326	4
Selling, general and administrative expenses	2,107	1,945	8
Other operating charges	—	289	—

Operating Income	1,347	1,092	23
Interest income	51	38	34
Interest expense	58	48	21
Equity income	125	81	54
Other income (loss)—net	(18)	(39)	—
Issuances of stock by equity investee	(25)	—	—

Income Before Income Taxes	1,422	1,124	27
Income taxes	221	197	12

Net Income	$1,201	$927	30

Diluted Net Income Per Share*	$0.50	$0.38	32

Average Shares Outstanding—Diluted*	2,415	2,452	(2)

*
For the fourth quarter, "Basic Net Income Per Share" was $0.50 for 2004 and $0.38 for 2003 based on "Average Shares Outstanding—Basic" of 2,414 and 2,449 for 2004 and 2003, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(UNAUDITED)
(In millions, except per share data)

	Year Ended December 31,
	2004	2003	% Change
Net Operating Revenues	$21,962	$21,044	4
Cost of goods sold	7,638	7,762	(2)

Gross Profit	14,324	13,282	8
Selling, general and administrative expenses	8,146	7,488	9
Other operating charges	480	573	(16)

Operating Income	5,698	5,221	9
Interest income	157	176	(11)
Interest expense	196	178	10
Equity income	621	406	53
Other income (loss)—net	(82)	(138)	—
Gain on issuances of stock by equity investees	24	8	—

Income Before Income Taxes	6,222	5,495	13
Income taxes	1,375	1,148	20

Net Income	$4,847	$4,347	12

Diluted Net Income Per Share*	$2.00	$1.77	13

Average Shares Outstanding—Diluted*	2,429	2,462	(1)

*
For the twelve months, "Basic Net Income Per Share" was $2.00 for 2004 and $1.77 for 2003 based on "Average Shares Outstanding—Basic" of 2,426 and 2,459 for 2004 and 2003, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(UNAUDITED)
(In millions)

Assets

	December 31, 2004	December 31, 2003
Current Assets
Cash and cash equivalents	$6,707	$3,362
Marketable securities	61	120

	6,768	3,482
Trade accounts receivable, less allowances of $69 in 2004 and $61 in 2003	2,171	2,091
Inventories	1,420	1,252
Prepaid expenses and other assets	1,735	1,571

Total Current Assets	12,094	8,396

Investments and Other Assets
Equity method investments:
Coca-Cola Enterprises Inc.	1,569	1,260
Coca-Cola Hellenic Bottling Company S.A.	1,067	941
Coca-Cola FEMSA, S.A. de C.V.	792	674
Coca-Cola Amatil Limited	736	652
Other, principally bottling companies	1,733	1,697
Cost method investments, principally bottling companies	355	314
Other assets	3,054	3,322

	9,306	8,860

Property Plant and Equipment
Land	479	419
Buildings and improvements	2,853	2,615
Machinery and equipment	6,337	6,159
Containers	480	429

	10,149	9,622
Less allowances for depreciation	(4,058)	(3,525)

	6,091	6,097

Trademarks With Indefinite Lives	2,037	1,979
Goodwill	1,097	1,029
Other Intangible Assets	702	981

Total Assets	$31,327	$27,342

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(UNAUDITED)
(In millions, except share data)

Liabilities and Shareowners' Equity

	December 31, 2004	December 31, 2003
Current Liabilities
Accounts payable and accrued expenses	$4,283	$4,058
Loans and notes payable	4,531	2,583
Current maturities of long-term debt	1,490	323
Accrued income taxes	667	922

Total Current Liabilities	10,971	7,886

Long-Term Debt	1,157	2,517

Other Liabilities	2,814	2,512

Deferred Income Taxes	450	337

Shareowners' Equity
Common Stock, $0.25 par value Authorized: 5,600,000,000 shares Issued: 3,500,489,544 shares in 2004; 3,494,799,258 shares in 2003	875	874
Capital surplus	4,928	4,395
Reinvested earnings	29,105	26,687
Accumulated other comprehensive income (loss)	(1,348)	(1,995)

	33,560	29,961
Less treasury stock, at cost (1,091,150,977 shares in 2004; 1,053,267,474 shares in 2003)	(17,625)	(15,871)

	15,935	14,090

Total Liabilities and Shareowners' Equity	$31,327	$27,342

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Year Ended December 31,
	2004	2003
Operating Activities
Net income	$4,847	$4,347
Depreciation and amortization	893	850
Stock-based compensation expense	345	422
Deferred income taxes	162	(188)
Equity income or loss, net of dividends	(476)	(294)
Foreign currency adjustments	(59)	(79)
Gains on issuances of stock by equity investees	(24)	(8)
Gain on sales of assets	(20)	(5)
Other operating charges	480	330
Other items	437	249
Net change in operating assets and liabilities	(617)	(168)

Net cash provided by operating activities	5,968	5,456

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(267)	(359)
Purchases of investments and other assets	(46)	(177)
Proceeds from disposals of investments and other assets	161	147
Purchases of property, plant and equipment	(755)	(812)
Proceeds from disposals of property, plant and equipment	341	87
Other investing activities	63	178

Net cash used in investing activities	(503)	(936)

Financing Activities
Issuances of debt	3,030	1,026
Payments of debt	(1,316)	(1,119)
Issuances of stock	193	98
Purchases of stock for treasury	(1,739)	(1,440)
Dividends	(2,429)	(2,166)

Net cash used in financing activities	(2,261)	(3,601)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	141	183

Cash and Cash Equivalents
Net increase during the year	3,345	1,102
Balance at beginning of year	3,362	2,260

Balance at end of year	$6,707	$3,362

The Coca-Cola Company
Fourth Quarter and Full Year 2004
Unit Case Volume Results

	Unit Case Volume Growth (Based on Average Daily Sales)	Reported Unit Case Volume Growth
	2004 vs. 2003 % Change	2004 vs. 2003 % Change
	Fourth Quarter	Fourth Quarter	Full Year
Worldwide	2	(3)	2

International Operations	4	(2)	3

Africa	4	(1)	3

Asia	3	(3)	5

Europe, Eurasia and Middle East	3	(2)	Even

Latin America	4	(1)	3

North America Operations	(1)	(5)	Even

Unit case volume growth based on average daily sales is computed by comparing the average daily sales in each quarter. Average daily sales for each quarter are the actual unit cases shipped during the quarter divided by the number of days in the quarter.

Reported unit case volume growth is computed by comparing the actual unit cases shipped in the fourth quarter and full year of 2004 to the actual unit cases shipped in the fourth quarter and full year of 2003. In the fourth quarter, these amounts are less than the amounts computed on an average daily sales basis because of fewer days in the fourth quarter of 2004 as compared to the fourth quarter of the prior year. The difference in days was offset in the first quarter of 2004.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments (In millions)
(UNAUDITED)
Fourth Quarter

	Net Operating Revenues			Operating Income			Income Before Income Taxes
	Fourth Quarter 2004	Fourth Quarter 2003	% Fav. / (Unfav.)	Fourth Quarter 2004 (1)	Fourth Quarter 2003 (2)	% Fav. / (Unfav.)	Fourth Quarter 2004 (1)(3)	Fourth Quarter 2003 (2)(4)	% Fav. / (Unfav.)
North America	$1,562	$1,517	3	$380	$203	87	$395	$212	86
Africa	331	274	21	102	66	55	105	70	50
Asia	1,049	1,140	(8)	347	446	(22)	378	461	(18)
Europe, Eurasia & Middle East	1,668	1,609	4	476	377	26	447	359	25
Latin America	579	552	5	288	245	18	348	280	24
Corporate	68	84	(19)	(246)	(245)	(0)	(251)	(258)	3

Consolidated	$5,257	$5,176	2	$1,347	$1,092	23	$1,422	$1,124	27

(1)
Operating income and income before income taxes for the fourth quarter of 2004 were impacted as a result of the Company's receipt of a $75 million insurance settlement related to the class-action lawsuit settled in 2000. The Company subsequently donated $75 million to the Coca-Cola Foundation.

(2)
Operating income and income before income taxes for the fourth quarter of 2003 were reduced by $126 million for North America, $11 million for Africa, $18 million for Asia, $91 million for Europe, Eurasia and Middle East, $4 million for Latin America, and $39 million for Corporate as a result of other operating charges.

(3)
Income before income taxes for the fourth quarter of 2004 for Corporate was reduced by approximately $25 million due to the issuances of stock by Coca-Cola Enterprises Inc.

(4)
Income before income taxes for the fourth quarter of 2003 for Latin America was reduced by $7 million primarily for a charge related to one of the equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments (In millions)
(UNAUDITED)
Year Ended December 31,

	Net Operating Revenues			Operating Income			Income Before Income Taxes
	2004	2003	% Fav. / (Unfav.)	2004 (1)(2)	2003 (3)	% Fav. / (Unfav.)	2004 (1)(2)(4)	2003 (3)(5)	% Fav. / (Unfav.)
North America	$6,643	$6,344	5	$1,606	$1,282	25	$1,629	$1,326	23
Africa	1,067	827	29	340	249	37	337	249	35
Asia	4,691	5,052	(7)	1,758	1,690	4	1,841	1,740	6
Europe, Eurasia & Middle East	7,195	6,556	10	1,898	1,908	(1)	1,916	1,921	—
Latin America	2,123	2,042	4	1,069	970	10	1,270	975	30
Corporate	243	223	9	(973)	(878)	(11)	(771)	(716)	(8)

Consolidated	$21,962	$21,044	4	$5,698	$5,221	9	$6,222	$5,495	13

(1)
Operating income and income before income taxes for 2004 were reduced by $18 million for North America, $15 million for Asia, $377 million for Europe, Eurasia and Middle East, $6 million for Latin America, and $64 million for Corporate as a result of other operating charges recorded for asset impairments.

(2)
Operating income and income before income taxes for 2004 for Corporate were impacted as a result of the Company's receipt of a $75 million insurance settlement related to the class-action lawsuit settled in 2000. The Company subsequently donated $75 million to the Coca-Cola Foundation.

(3)
Operating income and income before income taxes for 2003 were reduced by $273 million for North America, $12 million for Africa, $18 million for Asia, $183 million for Europe, Eurasia and Middle East, $20 million for Latin America, and $67 million for Corporate as a result of other operating charges. Operating income and income before income taxes for 2003 Corporate were increased by $52 million as a result of a settlement related to a vitamin antitrust litigation matter.

(4)
Income before income taxes for 2004 for Latin America benefited by approximately $37 million for our proportionate share of a favorable tax settlement related to Coca-Cola FEMSA, S.A. de C.V. Income before income taxes for 2004 for Corporate increased by approximately $24 million due to the issuances of stock by Coca-Cola Enterprises Inc.

(5)
Income before income taxes for 2003 for Latin America was reduced by $102 million primarily for a charge related to one of the equity method investees.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability due to the fact that these items do not represent results from the fundamental operations of the Company. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2004, and December 31, 2003. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures
Fourth Quarter
(UNAUDITED)
(In Millions, except per share data and margins)

	Three Months Ended December 31, 2004							Three Months Ended December 31, 2003
		Items Impacting Comparability							Items Impacting Comparability
	Reported (GAAP)	Issuances of Stock by Equity Investees	Resolution of Tax Matters	Insurance Settlement	Donation to Coca-Cola Foundation	New Tax Legislation	After Considering Items (Non-GAAP)	Reported (GAAP)	Streamlining Initiatives	Asset Write- Downs in Latin America	After Considering Items (Non-GAAP)	% Change— Reported (GAAP)	% Change— After Considering Items (Non-GAAP)
Net Operating Revenues	$5,257						$5,257	$5,176			$5,176	2%	2%
Cost of goods sold	1,803						1,803	1,850			1,850	(3)%	(3)%

Gross Profit	3,454						3,454	3,326			3,326	4%	4%
Selling, general and administrative expenses	2,107			$75	$(75)		2,107	1,945			1,945	8%	8%
Other operating charges	—						—	289	$(289)		—	—	—

Operating Income	1,347			(75)	75		1,347	1,092	289		1,381	23%	(2)%
Interest income	51						51	38			38	34%	34%
Interest expense	58						58	48			48	21%	21%
Equity income	125						125	81		$7	88	54%	42%
Other income (loss)—net	(18)						(18)	(39)			(39)	—	—
Issuances of stock by equity investees	(25)	$25					—				—	—	—

Income Before Income Taxes	1,422	25		(75)	75		1,447	1,124	289	7	1,420	27%	2%
Income taxes	221	10	$48	$(29)	$29	$50	329	197	92	—	289	12%	14%

Net Income	$1,201	$15	$(48)	$(46)	$46	$(50)	$1,118	$927	$197	$7	$1,131	30%	(1)%

Diluted Net Income Per Share	$0.50	$0.01	$(0.02)	$(0.02)	$0.02	$(0.02)	$0.46 *	$0.38	$0.08	$0.00	$0.46	32%	0%

Average Shares Outstanding—Diluted	2,415	2,415	2,415	2,415	2,415	2,415	2,415	2,452	2,452	2,452	2,452	(2)%	(2)%

Gross Margin	65.7%						65.7%	64.3%			64.3%
Operating Margin	25.6%						25.6%	21.1%			26.7%
Effective Tax Rate	15.5%						22.7%	17.5%			20.4%**

Note: Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains positively impacting net income are reflected as deductions to reported net income.

*Per share amounts do not add across due to rounding.

**Effective Tax Rate calculated on full figures.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability due to the fact that these items do not represent results from the fundamental operations of the Company. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the year ended December 31, 2004. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures
Full Year
(UNAUDITED)
(In Millions, except per share data and margins)

	Year Ended December 31, 2004
		Items Impacting Comparability
													% Change vs. 2003—After Considering Items (Non-GAAP)
	Reported (GAAP)	Tax Settlement at Coca-Cola FEMSA	Issuances of Stock by Equity Investees	Asset Write- Downs	Resolution of Tax Matters	German Deferred Tax Asset Valuation Allowance	Insurance Settlement	Donation to Coca-Cola Foundation	New Tax Legislation	After Considering Items (Non-GAAP)		% Change vs. 2003—Reported (GAAP)
Net Operating Revenues	$21,962									$21,962		4%	4%
Cost of goods sold	7,638									7,638		(2)%	(2)%

Gross Profit	14,324									14,324		8%	8%
Selling, general and administrative expenses	8,146						$75	$(75)		8,146		9%	9%
Other operating charges	480			$(480)						—		(16)%	—

Operating Income	5,698			480			(75)	75		6,178		9%	8%
Interest income	157									157		(11)%	(11)%
Interest expense	196									196		10%	10%
Equity income	621	$(37)								584		53%	15%
Other income (loss)—net	(82)									(82)		—	—
Gain on issuances of stock by equity investees	24		$(24)							—		—	—

Income Before Income Taxes	6,222	(37)	(24)	480			(75)	75		6,641		13%	9%
Income taxes	1,375	(13)	(9)	171	$128	$(75)	$(29)	$29	$50	1,627		20%	24%

Net Income	$4,847	$(24)	$(15)	$309	$(128)	$75	$(46)	$46	$(50)	$5,014		12%	5%

Diluted Net Income Per Share	$2.00	$(0.01)	$(0.01)	$0.13	$(0.05)	$0.03	$(0.02)	$0.02	$(0.02)	$2.06	*	13%	6%

Average Shares Outstanding—Diluted	2,429	2,429	2,429	2,429	2,429	2,429	2,429	2,429	2,429	2,429		(1)%	(1)%

Gross Margin	65.2%									65.2%
Operating Margin	25.9%									28.1%
Effective Tax Rate	22.1%									24.5%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains positively impacting net income are reflected as deductions to reported net income.

*Per share amounts do not add across due to rounding.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability due to the fact that these items do not represent results from the fundamental operations of the Company. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the year ended December 31, 2003. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures
Full Year
(UNAUDITED)
(In Millions, except per share data and margins)

	Year Ended December 31, 2003
		Items Impacting Comparability
						After Considering Items (Non-GAAP)
	Reported (GAAP)	Streamlining Initiatives	Vitamin Supplier Settlement	Issuances of Stock by Equity Investees	Asset Write-Downs in Latin America
Net Operating Revenues	$21,044					$21,044
Cost of goods sold	7,762		$52			7,814

Gross Profit	13,282		(52)			13,230
Selling, general and administrative expenses	7,488					7,488
Other operating charges	573	$(561)			$(12)	—

Operating Income	5,221	561	(52)		12	5,742
Interest income	176					176
Interest expense	178					178
Equity income	406				102	508
Other income (loss)—net	(138)					(138)
Gain on issuances of stock by equity investees	8			$(8)		—

Income Before Income Taxes	5,495	561	(52)	(8)	114	6,110
Income taxes	1,148	187	(18)	(3)	3	1,317

Net Income	$4,347	$374	$(34)	$(5)	$111	$4,793

Diluted Net Income Per Share	$1.77	$0.15	$(0.01)	$0.00	$0.05	$1.95 *

Average Shares Outstanding—Diluted	2,462	2,462	2,462	2,462	2,462	2,462

Gross Margin	63.1%					62.9%
Operating Margin	24.8%					27.3%
Effective Tax Rate	20.9%					21.6%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains positively impacting net income are reflected as deductions to reported net income.

*Per share amounts do not add across due to rounding.

The Coca-Cola Company

        The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's most valuable brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; product boycotts; foreign currency and interest rate fluctuations; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to achieve earnings goals; our ability to effectively align ourselves with our bottling system; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our Company's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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  Exhibit 99.1